UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Revolving Credit Facility

On February 28, 2019, we entered into a $1,750,000,000 Fifth Amended and Restated Revolving Loan Agreement (the “Credit Facility”) with Bank of America, N.A., as administrative agent, an issuing bank and a bank, JPMorgan Chase Bank, N.A., as an issuing bank, a bank and as a syndication agent, Wells Fargo Bank, N.A., as an issuing bank, a bank and a syndication agent, Barclays Bank PLC, Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Citibank, N.A.  as documentation agents, PNC Bank, National Association and SunTrust Bank as senior managing agents, TD Bank, N.A., Royal Bank of Canada and U.S. Bank National Association as managing agents, Branch Banking and Trust Company and The Bank of Nova Scotia as co-agents, each (or its affiliate) as a bank, and the other bank parties signatory thereto.

Under the terms of the Credit Facility, we may elect to increase the facility by up to an additional $500 million, to an aggregate size of $2.25 billion, provided that one or more banks (from the syndicate or otherwise) voluntarily agree to provide the additional commitment.  No member of the syndicate of banks can prohibit such increase; such an increase in the facility will only be effective to the extent banks (from the syndicate or otherwise) choose to commit to lend additional funds.  The term of the Credit Facility ends on February 28, 2024. We paid customary arrangement and upfront fees to the lenders in connection with the closing of the Credit Facility.  This new facility replaces our prior $1.5 billion credit facility dated as of January 14, 2016, which would have matured on January 30, 2021 if we had exercised our right to extend the maturity for a nine month period following the stated April 30, 2020 maturity date.

At the current rating of our unsecured and unsubordinated long-term indebtedness, we will pay participating banks, in the aggregate, an annual facility fee of 0.125% (approximately $2,187,500 based on the $1.75 billion size).  The Credit Facility bears interest at varying levels based on (1) the London Interbank Offered Rate (“LIBOR”) applicable to the period of borrowing for a particular draw of funds from the facility (e.g., one month to maturity, three months to maturity, etc.) and (2) the rating levels issued for our unsecured and unsubordinated long-term indebtedness.  The current stated pricing for drawn borrowings is LIBOR plus 0.775% per annum.  The stated spread over LIBOR can vary from LIBOR plus 0.70% to LIBOR plus 1.45% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  Prior to this amendment and restatement of the Credit Facility, the stated pricing for drawn borrowings was LIBOR plus 0.825% per annum, and the stated spread over LIBOR could vary from LIBOR plus 0.80% to LIBOR plus 1.55% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  In addition, a competitive bid option is available for borrowings of up to 65% of the Credit Facility amount.  This option allows banks that are part of the lender consortium to bid to provide us loans at a rate that is lower than the stated pricing provided by the unsecured credit facility.  The competitive bid option may result in lower pricing than the stated rate if market conditions allow.

Under the Credit Facility we are subject to certain customary covenants, including, but not limited to, maintaining certain leverage and coverage ratios such as total outstanding indebtedness to capitalization value, combined EBITDA to combined debt service, secured indebtedness to capitalization value and unsecured indebtedness to unencumbered asset value.  At the commencement of the Credit Facility on February 28, 2019, there were borrowings equal to $202,000,000 outstanding under the Credit Facility.  In addition, approximately $41,100,000 million was used to provide letters of credit on that date.  Accordingly, approximately $1,506,900,000 billion was available for borrowing under the Credit Facility on that date.

Term Loan Facility

On February 28, 2019, we also amended and restated our existing $250 million variable rate unsecured term loan originally entered into on February 28, 2017 (as amended and restated, the “Term Loan”) with PNC Bank, National Association, as Administrative Agent and a bank, The Bank of New York Mellon, as a Syndication Agent and a bank, SunTrust Bank, as a Syndication agent and a bank and a syndicate of other financial institutions, serving as banks.

The Term Loan consists of two borrowing tranches, with Tranche A in the amount of $100 million and Tranche B in the amount of $150 million.  As amended, we may request an increase of borrowings under the Term Loan in amounts of not less than $50 million, up to an additional $250 million for a total of $500 million in borrowings under the Term Loan; no bank is required to provide any such additional financing, nor may any bank prevent another bank from funding an increase within that limit.  The Term Loan matures as follows: Tranche A matures on February 28, 2022, and Tranche B matures on February 28, 2024.  We paid customary arrangement and upfront fees to the lenders in connection with the Term Loan.

The Term Loan bears interest at varying levels based on the London Interbank Offered Rate (“LIBOR”). For Tranche A, the stated spread over LIBOR can vary from 0.85% to 1.75% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  For Tranche B, the stated spread over LIBOR can vary from 0.80% to 1.65% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  The interest rates for Tranche B reflect a reduction from the interest rates in effect prior to the amendment and restatement of the Term Loan, which included a stated spread over LIBOR that could vary from 1.45% to 2.45% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  The interest rates for Tranche A did not change from the original loan.

Under the Term Loan we are subject to certain customary covenants, including, but not limited to, maintaining certain leverage and coverage ratios such as total outstanding indebtedness to capitalization value, combined EBITDA to combined debt service, secured indebtedness to capitalization value and unsecured indebtedness to unencumbered asset value.

LIBOR Successor Rate

Both the Credit Facility and the Term Loan provide that we may pay interest on borrowings at an interest rate based on LIBOR if we choose.  LIBOR is expected to be phased out by the end of 2021. Both the Credit Facility and the Term Loan provide that we can elect to use an alternative base rate (the “Base Rate”), defined as the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1.0%, each as defined in the Credit Facility and the Term Loan, provided that if the Base Rate is being used because LIBOR is unavailable or cannot be determined, the Base Rate shall be determined without reference to the LIBOR Market Index Rate.  Historically, we have not elected to use the alternative Base Rate.  The interest rate that would apply if we elect the Base Rate would be a spread over the Base Rate of 0% to 0.45% for the Credit Facility, 0% to 0.75% for Tranche A of the Term Loan, and 0% to 0.65% for Tranche B of the Term Loan, in each case based upon the rating of our unsecured and unsubordinated long-term indebtedness.

Among other provisions relating to the availability and determination of LIBOR for borrowings under the Credit Facility and the Term Loan, each agreement provides generally that if the Administrative Agent determines that LIBOR is not available or cannot be determined, then we may revoke any pending borrowing or continuation request with respect to LIBOR-based borrowing.  If we fail to revoke such request, we will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the relevant amount.  Alternatively, the Administrative Agent, in consultation with us, may establish an alternative interest rate for any such borrowings.

The Credit Facility and the Term Loan also generally provide that if (i) LIBOR is not currently, and is not likely in the future to be, available or published; or (ii) the administrator of the LIBOR Screen Rate or a relevant Governmental Authority has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans or (iii) certain comparable syndicated loans are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then the Credit Facility or the Term Loan, as the case may be, may be amended, as provided in the relevant agreement subject to specified conditions, to replace LIBOR with an alternate benchmark rate.

If no LIBOR successor rate has been determined under the relevant agreement, the obligation of the lenders to make or maintain LIBOR loans under that agreement will be suspended, and the LIBOR base rate component shall no longer be utilized under that agreement. The phase-out of LIBOR or the inability to determine LIBOR would not affect our ability to borrow or our ability to maintain already-outstanding borrowed amounts under the Credit Facility or the Term Loan, although the interest rate we pay under an alternative rate may be different than previously paid based on LIBOR.

If the Credit Facility and/or the Term Loan are still in effect when LIBOR is phased out, to the extent that we have borrowings outstanding under one or both of these agreements, it is possible that (1) the interest rate applicable to our outstanding LIBOR-based borrowings may increase and (2) applicable interest rates for future borrowings based either on a successor rate for LIBOR or an alternate rate provided in the relevant agreement may result in interest rates on future borrowings higher than have been applicable to prior LIBOR-based borrowings.

In either or both of these cases, it is possible that our interest expense on borrowings under the Credit Facility and/or the Term Loan may increase.  It is also possible that the phase-out of LIBOR may affect the general availability of borrowings at variable interest rates.  On the date of this Current Report on Form 8-K, it is not possible to predict (1) what interest rate(s) may succeed LIBOR, if any, (2) how interest rates applicable to borrowings under the Credit Facility, the Term Loan or any other floating-rate indebtedness that currently has a LIBOR-based interest rate may change in the future or (3) how any successor or alternative rates for LIBOR may affect our borrowing costs or the availability of variable interest rate borrowings.

The descriptions of the terms of the Credit Facility and Term Loan in this report are summaries only and do not reflect the detailed provisions of these agreements.  The descriptions in this report are qualified in their entirety by reference to the actual text of the agreements, which are filed as an exhibit to this report.

ITEM 9.01           Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

1.1*

Fifth Amended and Restated Revolving Loan Agreement, dated as of February   , 2019, among the Company, as Borrower, Bank of America, N.A., as administrative agent, an issuing bank and a bank, JPMorgan Chase Bank, N.A., as an issuing bank, a bank and as a syndication agent, Wells Fargo Bank, N.A., as an issuing bank, a bank and a syndication agent, Barclays Bank PLC, Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc.. and Citibank, N.A. as documentation agents, PNC Bank, National Association and SunTrust Bank as senior managing agents, TD Bank, N.A., Royal Bank of Canada and U.S. Bank National Association as managing agents, Branch Banking and Trust Company and The Bank of Nova Scotia as co-agents, each (or its affiliate) as a bank, and the other bank parties signatory thereto.

1.2*

Amended and Restated Term Loan Agreement, dated as of February   , 2019, among the Company, as Borrower, PNC Bank, National Association, as Administrative Agent and a bank, The Bank of New York Mellon, as a Syndication Agent and a bank, SunTrust Bank, as a Syndication agent and a bank, and a syndicate of other financial institutions, serving as banks.

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

February 28, 2019
	By:	/s/ Kevin P. O’Shea
	Name:	Kevin P. O’Shea
	Title:	Chief Financial Officer